UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2015

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 East Kendall Street Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 299-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

(d)

On January 6, 2015, the Board of Directors (the “Board”) of AVEO Pharmaceuticals, Inc. (the “Company”) approved a strategic restructuring of the Company that will eliminate the Company’s internal research function and align the Company’s resources with the Company’s future strategic plans.

As part of this restructuring, the Company will eliminate approximately two-thirds of the Company’s workforce, or 40 positions across the organization. The Company expects the restructuring to be substantially completed by January 15, 2015 and to be fully completed by March 31, 2015. The Company currently expects to incur total restructuring charges of approximately $4.5 million, consisting of severance and benefit costs associated with the targeted staff reductions, which will be included in its results of operations for the first quarter of 2015. The Company is continuing to review the potential impact of the restructuring, and is unable to estimate any additional restructuring costs or charges at this time. If the Company subsequently determines that it will incur additional major costs and restructuring charges, it will amend this Current Report on Form 8-K with respect to such determination. The reduction in force is expected to reduce compensation expenses by approximately $6 million in 2015 and will reduce the Company’s facilities requirement by up to 80% of its current space, including the elimination of lab and vivarium needs.

The full text of the press release announcing the restructuring is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b), (c), (d), (e)

On January 6, 2015, the Board approved a transition of the duties of Tuan Ha-Ngoc, whereby he ceased acting as President and Chief Executive Officer of the Company effective as of such date and assumed the role of Executive Advisor until January 31, 2015 (the “Separation Date”). On January 6, 2015, he also assumed the role of Chairman of the Board. In connection with this transition, the Company entered into a Transition and Separation Agreement with Mr. Ha-Ngoc, whereby on the Separation Date Mr. Ha-Ngoc will resign as Executive Advisor and his employment will cease. Mr. Ha-Ngoc will be entitled to previously disclosed severance benefits on the Separation Date. Following the Separation Date, Mr. Ha-Ngoc will continue to serve as Chairman of the Board in accordance with the terms of the Company’s by-laws. Mr. Ha-Ngoc will receive cash compensation in connection with his service on the Board consistent with the Company’s Board compensation policy for non-employee directors. In connection with the transition, Mr. Ha-Ngoc’s outstanding stock option awards will continue to vest for so long as he continues to serve on the Board and will continue to be exercisable until the earlier of the date that is three months following the date on which he ceases providing services (including as a director) to the Company and the expiration date of the applicable option award. On January 6, 2015, the independent members of the Board of Directors (the “Independent Board Members”), following discussion of the recommendation of the Compensation Committee, also elected to continue Mr. Ha-Ngoc’s current annual salary through the Separation Date and to make him eligible for a 2015 annual cash incentive award prorated through the Separation Date.

On January 6, 2015, the Board also appointed Henri Termeer, an independent member of the Board, as lead outside director of the Board.

On January 6, 2015, the Board also appointed Michael Bailey, currently Chief Business Officer of the Company and a named executive officer, to act as President and Chief Executive Officer of the Company and a director of the Company, effective as of such date. Upon assumption of the role of President and Chief Executive Officer, Mr. Bailey will also act as the Company’s principal financial officer. Mr. Bailey, age 49, joined the Company in September 2010 and served as the Chief Commercial Officer until June 2013 at which time he became the Company’s Chief Business Officer. Prior to joining the Company, Mr. Bailey served as Senior Vice President, Business Development and Chief Commercial Officer at Synta Pharmaceuticals from 2008 to September 2010. From 1999 to 2008, Mr. Bailey worked at ImClone, leading their commercial organization, most recently as Senior Vice President of Commercial Operations. Prior to his role at ImClone, Mr. Bailey managed the cardiovascular development portfolio at Genentech, Inc. from 1997 to 1999. Mr. Bailey started his career in the pharmaceutical industry as part of Smith-Kline Beecham’s Executive Marketing Development Program, where he held a variety of commercial roles from 1992 to 1997, including sales, strategic planning, and product management. Mr. Bailey received a B.S. in psychology from St. Lawrence University and an M.B.A. in international marketing from the Mendoza College of Business, University of Notre Dame.

In connection with his appointment as Chief Executive Officer, the Company entered into a letter agreement with Mr. Bailey. The agreement provides for an annual base salary of $425,000 and also provides that Mr. Bailey is eligible for an annual bonus of up to 50% of his base salary, based on the achievement of performance goals as determined at the discretion of the Board. In addition, the Independent Board Members, upon the recommendation of the Compensation Committee, approved a grant to Mr. Bailey of an option to purchase 900,000 shares of the Company’s common stock, which option will become exercisable in equal monthly installments over a period of four years as measured from January 6, 2015 and will have a per share exercise price equal to the closing sale price of the Company’s common stock on the NASDAQ Global Market on the date of grant. Mr. Bailey will also receive $5,000 per month from the Company to cover commuting and housing expenses. Although the target annual cash incentive award level for Mr. Bailey is specified in his letter agreement, the Compensation Committee and Independent Board Members have not yet determined the corporate and individual goals for the Company’s executive officers for the fiscal year ending December 31, 2015. The Company will report such goals in a future filing with the Securities and Exchange Commission once they are so determined. After the end of the 2015 fiscal year, the Compensation Committee and the Independent Board Members will evaluate the performance of the Company and each executive officer against such goals and will determine the annual cash incentive awards, if any, to be granted.

On January 7, 2015, the Company announced the departure of Jeno Gyuris, Chief Scientific Officer and named executive officer, from the Company effective as of January 15, 2015. In connection with his departure, Dr. Gyuris signed a Release Agreement (“Release Agreement”) pursuant to which, in connection with, among other things, his commitment to provide strategic and scientific advice to the Company following his departure, the Company agreed to pay, upon such Release Agreement becoming effective, and in addition to previously-disclosed severance benefits, an amount equal to $137,799, which amount shall be paid as follows: (i) $77,167 to be paid in a lump sum on the first payroll date following the effective date of the Release Agreement (such date, the “First Payment Date”) and (ii) $60,632 to be paid in three equal monthly installments beginning on the one-month anniversary of the First Payment Date.

Additional information regarding the compensation of the Company’s named executive officers will be included in the Company’s proxy statement to be filed in connection with its 2015 annual meeting of stockholders.

Item 8.01.	OTHER EVENTS.

On January 7, 2015, the Company issued a press release announcing the restructuring described in this Current Report on Form 8-K. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)

The exhibit to this Current Report on Form 8-K is listed in the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: January 6, 2015

By:	/s/ Joseph Vittiglio
Joseph Vittiglio
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by AVEO Pharmaceuticals dated January 7, 2015